Exhibit 99.1

VINEYARD NATIONAL BANCORP

PRESS RELEASE

Vineyard National Bancorp Announces Inclusion in Russell 2000 Index

Rancho Cucamonga, CA (June 28, 2005) - Vineyard National Bancorp (the “Company”) (NASDAQ:VNBC), the parent company for Vineyard Bank announced today its inclusion in the Russell 2000 index. At the close of the U.S. markets on June 24, 2005 the reconstituted Russell U.S. indexes became effective.

“The Company is excited to be recognized as one of the top 3,000 largest U.S. stocks and join the impressive list of companies already included in the Russell 2000,” stated Norman Morales, president and chief executive officer. “This is a significant milestone in our continued growth as a public company. We look forward to, and welcome the increased interest we will benefit from with our inclusion in the Russell index. We have a great story to tell and look forward to sharing our story as we become more visible to the investors and analysts that benchmark to the Russell index.”

The Company is a $1.4 billion bank holding company headquartered in Rancho Cucamonga, California, and the parent company of Vineyard Bank, also headquartered in Rancho Cucamonga, California. Vineyard Bank operates through eleven full-service branch offices in Los Angeles, Orange, Riverside, San Bernardino and San Diego counties of California and two loan production offices in Anaheim and San Diego, California. The Company’s common stock is traded on the NASDAQ National Market System under the symbol “VNBC.”

DISCLAIMER
This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include: securing all necessary governmental and other approvals, the satisfaction of all conditions to the merger, changes in business or other market conditions, and the success of the business combination as planned by the parties. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices:
9590 Foothill Boulevard, Rancho Cucamonga, California 91730 Tel: (909) 987-0177 Fax: (951) 278-0041 Email address: shareholderinfo@vineyardbank.com